Exhibit 4.3
AMENDMENT TO CONSENT AGREEMENT
This AMENDMENT TO CONSENT AGREEMENT (this “Amendment”) is made and entered into this _______ day of May, 2010, by and between Willbros Group, Inc., a Delaware corporation (the “Company”), and                                          (the “Consenting Holder”).
WHEREAS, on March 10, 2010, the Company entered into a Consent Agreement with the Consenting Holder and with other Consenting Holders who, as of that date, collectively held a majority of the $32,050,000 in aggregate principal amount outstanding of the Company’s 6.5% Convertible Senior Notes due 2012 (the “Notes”) that were duly issued by the Company pursuant to an Indenture dated as of December 23, 2005, between the Company, Willbros United States Holdings, Inc., a Delaware corporation formerly known as Willbros USA, Inc. and Bank of Texas, N.A., a Texas banking corporation, as successor Trustee, as amended and modified by (1) that certain First Supplemental Indenture dated as of November 2, 2007, (2) that certain Second Supplemental Indenture dated as of March 3, 2009 (such indenture as so supplemented, the “Indenture”); and
WHEREAS, pursuant to the Consent Agreement, the Consenting Holder (a) consented to the modifications and amendments to the Indenture in the form attached thereto (the “Original Third Supplemental Indenture”), which, among other things, contemplated an amendment to Section 6.13 of the Indenture allowing the Company to incur indebtedness under a new credit agreement for a credit facility, and (b) agreed to execute and deliver any additional documents deemed by the Company to be necessary or desirable to properly deliver the Consenting Holder’s consent; and
WHEREAS, subsequent to the execution of the Consent Agreement, it appears that the Company and the Consenting Holder would benefit if the Indenture were modified in order to clarify that the Company may incur indebtedness in the form of a combination of credit agreement indebtedness, and/or a new series of notes or bonds pursuant to an indenture; and
WHEREAS, the Consenting Holder is willing to consent to the modification of certain provisions of the Indenture substantially as set forth in the form of Third Supplemental Indenture attached hereto as Annex I (the “Modified Third Supplemental Indenture”);

NOW, THEREFORE, in consideration of the recitals and mutual covenants set forth or described herein, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1. The Consenting Holder acknowledges that it is hereby giving its consent to the modifications and amendments to the Indenture substantially in the form and substance as set forth in the form of Modified Third Supplemental Indenture, attached hereto as Annex I and with such changes thereto as the Trustee may reasonably require, with respect to the entire principal amount of Notes held by such Consenting Holder as of the date of the Consent Agreement. The Consenting Holder will execute and deliver any additional documents deemed by the Company to be necessary or desirable to properly deliver the Consenting Holder’s consent.
2. This Amendment shall become valid and binding upon the Consenting Holder, and shall not be revocable by the Consenting Holder, upon (i) delivery of this Amendment and other substantially similar agreements, executed by the holders of Notes representing a majority in principal amount of the Notes outstanding as of the date of the Consent Agreement, to the Company and (ii) delivery of such agreements, executed by the Company, to such holders.
3. This Amendment shall be governed by, and construed in accordance with the laws of the state of New York (without regard to conflicts of laws principles thereof). EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AMENDMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
4. Except as specifically set forth in this Amendment, the Consent Agreement shall continue in full force and effect in accordance with its terms.
5. This Amendment may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.
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This Amendment has been executed and delivered as of the date first above written.

By:
Name:
	Title:	Authorized Signatory

WILLBROS GROUP, INC.
By:
	Name:	Van A. Welch
	Title:	Senior Vice President and Chief Financial Officer

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Annex I
THIRD SUPPLEMENTAL INDENTURE
AMONG
WILLBROS GROUP, INC., a Delaware Corporation
WILLBROS UNITED STATES HOLDINGS, INC., a Delaware Corporation
formerly known as Willbros USA, Inc.
AND
BANK OF TEXAS, N.A.
As Trustee
DATED AS OF MAY _______, 2010
TO THE INDENTURE FOR
6.5% CONVERTIBLE SENIOR NOTES DUE 2012
DATED AS OF DECEMBER 23, 2005

THIRD SUPPLEMENTAL INDENTURE
THIRD SUPPLEMENTAL INDENTURE, dated as of May _______, 2010 (the “Effective Date”), among Willbros Group, Inc., a Delaware corporation (the “Company”), Willbros United States Holdings, Inc., a Delaware corporation formerly known as Willbros USA, Inc. (the “Guarantor”), and Bank of Texas, N.A. (the “Trustee”), as successor in interest to The Bank of New York Mellon (formerly known as The Bank of New York).
WHEREAS, Willbros Group, Inc., a Republic of Panama corporation (“Willbros Panama”), has heretofore executed and delivered to the Trustee an indenture, dated as of December 23, 2005, as supplemented by the First Supplemental Indenture thereto, dated as of November 2, 2007 (the “First Supplemental Indenture”) and the Second Supplemental Indenture thereto, dated as of March 3, 2009 (the “Second Supplemental Indenture,” and such indenture as so supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”), pursuant to which Willbros Panama has duly issued 6.5% Convertible Senior Notes due 2012 (the “Notes”) in the aggregate principal amount of $84,500,000, of which $32,050,000 in aggregate principal amount of the Notes are outstanding as of the Effective Date; and
WHEREAS, pursuant to the Agreement and Plan of Merger dated as of December 10, 2008 (the “Merger Agreement”) among the Company, Willbros Panama and Willbros Merger, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Sub”), on March 3, 2009 Sub merged with and into the Willbros Panama (the “Merger”), with Willbros Panama being the surviving corporation in the Merger, following which Willbros Panama became a direct, wholly owned subsidiary of the Company; and
WHEREAS, pursuant to the Second Supplemental Indenture, the Company assumed all obligations of Willbros Panama under the Indenture and the Notes; and
WHEREAS, the Company has received consents to certain amendments to the Indenture as described herein from Holders representing in excess of a majority in aggregate principal amount of the outstanding Notes as of the date hereof; and
WHEREAS, pursuant to the first subparagraph of Section 11.2 of the Indenture, the Indenture may be amended with the consent or affirmative vote of the Holders of at least a majority of the principal amount of the Notes at that time outstanding so long as the amendment does not fall under subparagraphs (a) through (l) of Section 11.2; and
WHEREAS, the amendment effected by this Third Supplemental Indenture does not fall within subparagraphs (a) through (l) of Section 11.2; and
WHEREAS, pursuant to Section 11.7 of the Indenture, upon the execution of this Third Supplemental Indenture by the Company and the Trustee, the Indenture shall be modified in accordance herewith, and this Third Supplemental Indenture shall form a part of the Indenture for all purposes and every Holder of the Notes shall be bound hereby.

NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE ONE
PROVISIONS OF GENERAL APPLICATION
SECTION 1.01. Applicability of Amendments. This Third Supplemental Indenture with respect to the Notes is effective as of the Effective Date.
SECTION 1.02. Definitions. All capitalized terms which are used herein and not otherwise defined herein are defined in the Indenture and are used herein with the same meanings as in the Indenture. If a capitalized term is defined in the Indenture and this Supplemental Indenture, the definition in this Supplemental Indenture shall apply to the Indenture and the Notes.
SECTION 1.03. Provisions of the Indenture. Except insofar as herein otherwise expressly provided, all the definitions, provisions, terms and conditions of the Indenture shall remain in full force and effect. The Indenture as modified by this Third Supplemental Indenture is in all respects ratified and confirmed, and the Indenture and this Third Supplemental Indenture shall be read, taken and considered as one and the same instrument for all purposes and every Holder of Notes authenticated and delivered under the Indenture shall be bound hereby. The provisions of this Third Supplemental Indenture shall, subject to the terms hereof, supersede the provisions of the Indenture to the extent the Indenture is inconsistent herewith.
ARTICLE TWO
AMENDMENTS TO THE INDENTURE
SECTION 2.01. Amendments to Section 6.1.
Section 6.1 is hereby amended and restated in its entirety to read as follows:
“Section 6.1 Payment of Notes.
The Company shall pay interest on the Notes as provided in the Notes and this Indenture. The Company shall promptly make all payments in respect of the Notes on the dates and in the manner provided in the Notes or pursuant to this Indenture. Principal Amount, Purchase Price and Fundamental Change Purchase Price and accrued and unpaid interest, Special Interest, Additional Amounts and Additional Interest, if any, shall be considered paid on the applicable date due if by 11:00 a.m., New York City time, on such date the Paying Agent holds, in accordance with this Indenture, cash or securities, if permitted hereunder, sufficient to pay all such amounts then due. The Company shall, to the fullest extent permitted by law, pay interest on overdue principal and overdue installments of interest, Special Interest, Additional Amounts and Additional Interest, if any, at the rate borne by the Notes per annum plus 1%. All references in this Indenture or the Notes to interest shall, without duplication, be deemed to include Special Interest, Additional Amounts and Additional Interest, if any, payable pursuant to the Registration Rights Agreement.

If at any time Additional Interest becomes payable by the Company pursuant to the Registration Rights Agreement, the Company shall promptly deliver to the Trustee a certificate to that effect and stating (i) the amount of such Additional Interest that is payable and (ii) the date on which such Additional Interest is payable pursuant to the terms of the Registration Rights Agreement. Unless and until a Responsible Officer of the Trustee receives such a certificate, the Trustee may assume without inquiry that no Additional Interest is payable. If the Company has paid Additional Interest directly to the Persons entitled to it, the Company shall deliver to the Trustee a certificate setting forth the particulars of such payment.
Each payment of the principal of and interest, Special Interest, Additional Amounts and Additional Interest, if any, on the Notes due in cash shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
Subject to Section 4.1 and Section 5.1, the Company shall pay interest, Additional Amounts and Additional Interest, if any, on the Notes to the Person in whose name the Notes are registered at the close of business on the Regular Record Date next preceding the corresponding Interest Payment Date. Any such interest, Additional Amounts and Additional Interest, if any, not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may be paid (a) to the Person in whose name the Notes are registered at the close of business on a Special Record Date for the payment of such defaulted interest, Additional Amounts and Additional Interest, if any, to be fixed by the Trustee, notice whereof shall be given to the Holders not less than 10 calendar days prior to such Special Record Date or (b) at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange.
In addition to any other payment required by the Notes and this Indenture, the Company shall make a one-time payment (a “Special Interest Payment”), as special interest (“Special Interest”), in an amount equal to 4% of the principal amount of the Notes outstanding as of the Special Interest Record Date. The Special Interest Payment shall be paid to the Person in whose name the Notes are registered at the close of business on a special interest payment record date (“Special Interest Payment Record Date”) for the payment of such Special Interest, which shall be four business days after the Acquisition Date. The Special Interest Payment shall be payable five business days after the completion of the Company’s acquisition of InfrastruX Group, Inc. (the “Acquisition Date”). On or prior to the Acquisition Date, the Company shall deliver to the Trustee a certificate stating the amount of Special Interest that is payable pursuant to this Section 6.1 and the date on which Special Interest is payable.

The Holder must surrender the Notes to the Paying Agent to collect payment of principal. Payment of cash interest, Additional Amounts and Additional Interest, if any, on Certificated Securities in the aggregate principal amount of $5,000,000 or less shall be made by check mailed to the address of the Person entitled thereto as such address appears in the Register, and payment of cash interest, Additional Amounts and Additional Interest, if any, on Certificated Securities in aggregate principal amount in excess of $5,000,000 shall be made by wire transfer in immediately available funds at the election of such Holder. Notwithstanding the foregoing, so long as the Notes are registered in the name of a Depositary or its nominee, all payments with respect to the Notes shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee. At the Stated Maturity, interest, Additional Amounts and Additional Interest, if any, on Certificated Securities will be payable at the office or agency of the Company described in Section 6.5.
SECTION 2.02. Amendment to Section 6.13.
The first paragraph of Section 6.13 is hereby amended and restated in its entirety to read as follows:
“The Company will not, and will not permit any of its Subsidiaries to, Incur any Indebtedness (other than Permitted Indebtedness) (a) unless such Indebtedness (other than Credit Agreement Indebtedness) (i) matures after the Stated Maturity, (ii) is expressly subordinated to the Indebtedness evidenced by the Securities in right of payment, whether in respect of payment of interest or upon liquidation or dissolution or otherwise, upon commercially reasonable terms that are no less favorable than the terms set forth in ARTICLE XIII hereof, (iii) does not require or permit at any time for the prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until ninety-one (91) days after the Stated Maturity or later, and (iv) does not provide for total interest and fees in excess of 10.0% per annum and (b) if the Incurrence of such Indebtedness (including, without limitation, Credit Agreement Indebtedness) would cause the Consolidated Leverage Ratio to exceed 4.00:1.00. The preceding sentence shall not be applicable to the Incurrence of Indebtedness by the Company or any of its Subsidiaries in connection with the Company’s acquisition of InfrastruX Group, Inc. in an aggregate amount not to exceed $300 million in the form of a term loan pursuant to a credit agreement for a credit facility and/or a new series of notes or bonds pursuant to an indenture, provided that any credit agreement for a credit facility to be entered into in connection therewith may not include loan commitments in an amount greater than $500 million less the amount of any notes or bonds issued under the indenture. For the avoidance of doubt, (i) with respect to any business or company which the Company may acquire, for purposes of determining compliance with the Consolidated Leverage Ratio test in this Section 6.13, Consolidated EBITDA shall be calculated pro forma (without duplication) as if the acquired company or business had been owned during the entire four quarter period, on the basis of (x) the historical financial statements of any company or business so acquired, and (y) the assumption that the consolidated financial statements of the Company and its Subsidiaries have been reformulated as if such acquisition had been consummated at the beginning of the relevant four quarter period, (ii) in no event shall the Company’s settlement agreements with the SEC and the Department of Justice or the obligations of the Company and its Subsidiaries thereunder be considered Indebtedness or Consolidated Funded Indebtedness and (iii) upon its execution by the Company, the credit agreement entered into in connection with the Company’s acquisition of InfrastruX Group, Inc, as the same may be amended, supplemented, restated or otherwise modified from time to time, shall constitute the “Credit Agreement” for all purposes of the Indenture (including Section 6.12 and this 6.13), as shall any indentures, credit agreements or commercial paper facilities, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time, that extend, renew, replace or refinance any part of the loans, notes, credit facilities or commitments under such credit agreement (or any such extension, renewal, replacement or refinancing thereof), whether or not any of the foregoing increases the amount borrowable thereunder and whether by the same or any other agent, lender, group of lenders or investors; provided that the Company may not Incur any Indebtedness thereunder if the Incurrence of such Indebtedness would cause the Consolidated Leverage Ratio to exceed 4.00:1.00. For purposes of this Section 6.13, whenever pro forma effect is to be given to an acquisition of a company or business by the Company, including the pro forma Consolidated EBITDA relating thereto, the pro forma calculations shall be determined in accordance with GAAP and Regulation S-X. Notwithstanding the foregoing, this Section 6.13 shall not prohibit the Incurrence of the following Indebtedness (collectively, “Permitted Indebtedness”):”
ARTICLE THREE
MISCELLANEOUS PROVISIONS
SECTION 3.01. Integral Part. This Supplemental Indenture constitutes an integral part of the Indenture.
SECTION 3.02. Trust Indenture Act Controls. If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Third Supplemental Indenture by the TIA, the required provision shall control. If any provision of this Third Supplemental Indenture modifies any TIA provision that may be so modified, such TIA provision shall be deemed to apply to this Third Supplemental Indenture as so modified. If any provision of this Third Supplemental Indenture excludes any TIA provision that may be so excluded, such TIA provision shall be excluded from this Third Supplemental Indenture.
SECTION 3.03. Governing Law. THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 3.04. Severability. In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall, to the fullest extent permitted by applicable law, not in any way be affected or impaired thereby.
SECTION 3.05. Counterpart Originals. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
SECTION 3.06. Successors. All agreements of the Company or the Guarantor in this Third Supplemental Indenture shall bind their respective successors. All agreements of the Trustee in this Third Supplemental Indenture shall bind its successors.
SECTION 3.07. Headings. The headings of the Articles and Sections of this Third Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.
SECTION 3.08. Benefit of Third Supplemental Indenture. Nothing in this Third Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto, any Registrar, any Paying Agent and their successors hereunder, and the Holders of Securities, any benefit or any legal or equitable right, remedy or claim under this Third Supplemental Indenture.
SECTION 3.09. Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this Third Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in this Third Supplemental Indenture and the Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as the statements of the Company and the Guarantor and except as provided in the Indenture, the Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity or execution or sufficiency of this Third Supplemental Indenture and the Trustee makes no representation with respect thereto. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the TIA or the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee under this Third Supplemental Indenture.
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IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed and attested, all as of the date first written above.

WILLBROS GROUP, INC.
By:
	Name:	Van A. Welch
	Title:	Senior Vice President and Chief Financial Officer

WILLBROS UNITED STATES HOLDINGS, INC., as Guarantor
By:
	Name:	Van A. Welch
	Title:	Senior Vice President and Chief Financial Officer

BANK OF TEXAS, N.A., as Trustee
By:
	Name:	Ronda L. Parman
	Title:	Vice President